UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2007
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31279 (Commission File Number)	33-0044608 (I.R.S. Employer Identification No.)

10210 Genetic Center Drive San Diego, CA (Address of Principal Executive Offices)	92121 (Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Christina C. Yang, Ph.D. agreed to serve as Vice President, Clinical, Regulatory & Quality of Gen-Probe Incorporated (the “Company”), pursuant to an employment offer letter from the Company dated April 11, 2007 and executed by Dr. Yang on April 27, 2007. Dr. Yang’s employment with the Company commenced on April 30, 2007. Dr. Yang will serve on an at-will basis at an annual base salary of $250,000. Dr. Yang is also eligible to receive a target bonus of 25% of her base salary, pro-rated to the date of hire.
     The offer letter also provides that Dr. Yang will be granted options to purchase 32,500 shares of the Company’s common stock. The options will be granted on the first day of the month following approval of the grant by the Compensation Committee. The exercise price of the options will be equal to the fair market value of the Company’s common stock on the date of grant. The options will have a 7-year term, with 25% of the shares vesting after one year, and 1/48th of the shares vesting monthly thereafter until fully vested, so long as Dr. Yang is employed by the Company. Dr. Yang’s options will be governed by the Company’s 2003 Equity Incentive Plan.
     Dr. Yang will also receive relocation benefits, including: (i) reimbursement for moving expenses and travel to San Diego from Cerritos, California; (ii) $1,500 per month, less applicable payroll taxes, as a housing allowance for up to 26 months; (iii) reimbursement for real estate fees and closing costs on the sale of Dr. Yang’s current home of up to $90,000; and (iv) reimbursement for closing costs on the purchase of a new home up to a maximum of the lesser of 2% of the cost of the home or $30,000. The Company has agreed to gross-up the tax liabilities associated with the benefits Dr. Yang receives under clauses (iii) — (iv) above. Dr. Yang will also be eligible to participate in the Company’s benefits programs, 401(k) plan, deferred compensation plan and employee stock purchase plan once she has satisfied any applicable eligibility criteria.
     On April 30, 2007, the Company also entered into its standard form of employment agreement for executive officers with Dr. Yang, the form of which has been filed with the SEC as Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Pursuant to the employment agreement, if Dr. Yang is terminated for reasons other than “cause,” or if Dr. Yang terminates her employment for “good reason” (each as defined in the agreement), Dr. Yang will receive severance in the form of continued compensation, at Dr. Yang’s salary rate paid at the time of the termination plus costs of life insurance premiums, if any, for a period of 12 months. If the termination is due to a change in control (as defined in the agreement), Dr. Yang will receive severance in the form of a lump sum payment, payable within 10 days of termination equal to 18 months’ base salary, and an amount equal to 1.5 times the greater of Dr. Yang’s targeted level bonus in the year of the termination or Dr. Yang’s highest discretionary bonus in the preceding three years. A termination is considered due to a change in control if the termination occurs within the period six months before or 18 months after a change in control. Dr. Yang is also entitled to receive COBRA benefits for herself and eligible dependents until the earlier of one year following the termination date or the first date that Dr. Yang is covered under another employer’s health benefit program providing substantially the same or better benefits, and outplacement services for six months.
     On April 30, 2007, the Company and Dr. Yang also entered into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which has previously been filed with the SEC on August 14, 2002 as Exhibit 10.42 to the Company’s Amendment No. 2 to Registration Statement on Form 10. The Company and Dr. Yang also entered into the Company’s standard form of employee proprietary information and inventions agreement.
Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Christina C. Yang, Ph.D. agreed to serve as Vice President, Clinical, Regulatory & Quality of the Company. Dr. Yang, 50, was previously employed by Focus Diagnostics, most recently serving as Vice President, Quality and Regulatory Affairs from June 2003 to April 2007 and as Senior Director, Quality Systems from March 2001 until June 2003. Dr. Yang received a B.S. in Biology from National Taiwan Normal University and a Ph.D. in Zoology from Iowa State University.
     The offer letter, employment agreement, indemnification agreement and employee proprietary information and inventions agreement between the Company and Dr. Yang are described in Item 1.01 of this Current Report. The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.
(d)	The following exhibit is filed with this Current Report:
99.1	Employment Offer Letter between the Company and Christina Yang

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2007	GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Vice President, General Counsel and Corporate Secretary

EXHIBITS

Exhibit Number	Description
99.1	Employment Offer Letter between the Company and Christina Yang